Filed pursuant to Rule 433

Registration Statement No. 333-180300-03

October 2, 2013

October 2013

Credit Suisse Structured Product Offering List

Please find the indicative terms for our October brokerage and advisory offerings below. All terms, including but not limited to coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date.* Additionally, dates listed below are expected dates, which are subject to change due to market conditions. The sales commissions listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse’s ability to pay its obligations as they become due. For more information, please see the applicable offering document at the links provided below.

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

Brokerage Alternatives

18 Month SPX RTY High/Low Coupon Callable Yield Notes
Unless the securities are redeemed earlier, the investor is entitled to receive a coupon expected to be between [6.00% -8.00%]* per annum if a Knock-In Event does not occur. If a Knock-In Event occurs during any Observation Period, the coupon for the corresponding coupon period and each subsequent coupon period is expected to be 1.00%* per annum. Subject to Early Redemption, if a Knock-In Event occurs, the redemption amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event does not occur, the redemption amount will be the principal amount of the securities held.
CUSIP	Coupon* (per annum)	Underlying(s)	Knock-In Level*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QBK1	•[6.00%-8.00%]* p.a. if no Knock-In Event •Otherwise, 1.00% p.a. for remainder of term	Lowest Performing of: S&P 500® Index and Russell 2000® Index	Approximately 75.0%of Initial Level; American Knock-In	1.25%			10/28/13	10/31/13	4/30/15

3 Year RTY Buffered Accelerated Return Equity Securities
If the Final Level is equal to or greater than the Initial Level, investor is entitled to receive a fixed payment at maturity expected to be between [17.0%-19.0%]. If the Final Level is less than the Initial Level by more than the Buffer Amount of 20.0%, the redemption amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus (i) the performance of Underlying and (ii) the Buffer Amount. Therefore, investor can lose up to 80% of the principal amount. If the Underlying depreciates by not more than a Buffer Amount, the redemption amount at maturity will equal the principal amount.
CUSIP	Return Profile (at maturity)	Underlying(s)	Buffer Amount	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QBT2	• If Final Level > Initial Level, then [17.0%-19.0%]. • If Final Level < Initial Level, but > 80% of Initial Level, then 0. • If Final Level < Initial Level, and < 80% of Initial Level, then a negative return corresponding to the depreciation of the Underlying.	Russell 2000® Index	20.0%	1.50%			10/29/13	10/31/13	10/31/16

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

Advisory Alternatives

18 Month SPX RTY High/Low Coupon Callable Yield Notes
Unless the securities are redeemed earlier, the investor is entitled to receive a coupon expected to be between [8.00%-10.00%]* per annum if a Knock-In Event does not occur. If a Knock-In Event occurs during any Observation Period, the coupon for the corresponding coupon period and each subsequent coupon period is expected to be 1.00%* per annum. Subject to Early Redemption, if a Knock-In Event occurs, the redemption amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event does not occur, the redemption amount will be the principal amount of the securities held.
CUSIP	Coupon* (per annum)	Underlying(s)	Knock-In Level*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QBJ4	•[8.00%-10.00%] p.a. if no Knock-In Event occurs •Otherwise, 1.00% p.a. for remainder of term	Lowest Performing of: S&P 500® Index and Russell 2000® Index	Approximately 75.0% of Initial Level; American Knock-In	n/a			10/31/13	11/5/13	5/5/15

Contact Info.
Financial Products Group
Contact Information

Toll Free Group Number:	1-877-346-7763
Group Email Address:	structured.notes@credit-suisse.com

Credit Suisse Contact Information

Elaine Sam	James Bass	Stewart Warther	Andy Martin
elaine.sam@credit-suisse.com	james.bass@credit-suisse.com	stewart.warther@credit-suisse.com	andrew.martin@credit-suisse.com
212 325 5072	212 538 4488	212 538 0762	212 538 2645

* The actual coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium or fixed payment percentage, as applicable, to be determined on the Trade Date.

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this Structured Product Offering List relates. Before you invest, you should read the applicable Preliminary Pricing Supplement, the applicable Underlying Supplement, the applicable Product Supplement, the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Preliminary Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-(800)-221-1035.

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